Exhibit 16.1

July 18, 2014

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Multi-Color Corporation (the Company) and, under the date of June 13, 2014, we reported on the consolidated financial statements of Multi-Color Corporation as of and for the year ended March 31, 2014, and the effectiveness of internal control over financial reporting as of March 31, 2014. On July 14, 2014, we were dismissed. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated July 18, 2014, and we agree with such statements.

Very truly yours,

/s/ KPMG LLP